Exhibit 99.1

NEWS RELEASE
April 30, 2003

FOR IMMEDIATE RELEASE	Contact: Michael J. Blodnick (406) 756-4242 James H. Strosahl (406) 756-4263

GLACIER BANCORP, INC.
EARNINGS FOR QUARTER ENDED MARCH 31, 2003

HIGHLIGHTS:

•	Record earnings for quarter of $8.848 million, up 28 percent from last year.

•	Diluted earnings per share of $.50, up 25 percent from last year’s quarter.

•	Cash dividend of $.18 declared during the quarter; up 13 percent over the same quarter in 2002.

•	Agreement to acquire Pend Oreille Bank – announced on April 24, 2003

•	Opened fifth location in the Boise, Nampa area

KALISPELL, MONTANA - Glacier Bancorp, Inc. (Nasdaq: GBCI) reported record net quarterly earnings of $8.848 million which is an increase of $1.951 million, or 28 percent, over the $6.897 million for the first quarter of 2002. Diluted earnings per share of $.50, is an increase of 25 percent over the per share earnings of $.40 for the same quarter of 2002.

Return on average assets and return on average equity for the quarter were 1.58 percent and 16.41 percent, respectively, which compares favorably with prior year returns of 1.33 percent and 15.09 percent.

“We had a solid first quarter and start to 2003,” said Mick Blodnick, President and CEO. “Our performance continues to be a direct reflection of the commitment of our staff.”

	March 31

Assets ($ in thousands)	2003	2002	$ change	% change

Cash on hand and in banks	$71,092	$62,677	$8,415	13%
Investment securities and interest bearing deposits	843,408	618,475	224,933	36%
Loans:
Real estate	323,311	387,659	(64,348)	-17%
Commercial	704,751	625,287	79,464	13%
Consumer	284,804	290,317	(5,513)	-2%

Total loans	1,312,866	1,303,263	9,603	1%
Allowance for loan losses	(21,627)	(19,498)	(2,129)	11%

Total loans net of allowance for loan losses	1,291,239	1,283,765	7,474	1%

Other assets	116,767	118,887	(2,120)	-2%

Total Assets	$2,322,506	$2,083,804	$238,702	11%

At March 31, 2003 total assets were $2.323 billion which is $239 million greater than the March 31, 2002 assets of $2.084 billion, an increase of 11 percent.

Total loans, net of the allowance for loan losses, have increased $7 million from March 31, 2002. With interest rates at the lowest level in decades the past year, a large number of real estate loans have been refinanced, which coupled with our decision to sell the majority of the real estate loan production, has resulted in a reduction in real estate loans of $64 million. Commercial loans have increased $79 million, or 13 percent, and continue to be the focus of our lending. Consumer loans have declined $6 million with a significant portion of the decline attributed to the planned runoff in the WesterFed auto dealer originated consumer loans. Home-equity loans continue to be the primary source of our consumer loan originations and have increased approximately 15 percent from a year ago. Home equity loans comprise 63 percent of consumer loans at March 31, 2003.

Investment securities, including interest bearing deposits in other financial institutions, have increased $225 million. The cash received from the reduction in real estate loans has been redeployed in mortgage related investment securities with characteristics that result in less interest rate risk than retaining 30 year loans. Additional investments were made to use funding liquidity that exceeds loan growth opportunities.

	March 31,

Liabilities ($ in thousands)	2003	2002	$ change	% change

Non-interest bearing deposits	$307,659	$238,243	$69,416	29%
Interest-bearing deposits	1,168,443	1,188,634	(20,191)	-2%
Advances from Federal Home Loan Bank	500,425	373,985	126,440	34%
Other borrowed funds	61,875	39,969	21,906	55%
Other liabilities	29,326	25,318	4,008	16%
Trust preferred securities	35,000	35,000	—	0%

Total liabilities	$2,102,728	$1,901,149	$201,579	11%

Total deposits have increased $49 million from the March 31, 2002 balances. There was a significant increase of $69 million, or 29 percent, in non-interest bearing deposits. This growth in low cost stable funding gives us increased flexibility in managing our asset mix. Interest-bearing deposits are down $20 million, or 2 percent, most of which was a reduction in certificates of deposit. Federal home loan bank advances, other borrowed funds, and repurchase agreements, have also increased $148 million as we continue to take advantage of these funding sources.

	March 31
Stockholders’ equity
($ in thousands except per share data)	2003	2002	$ change	% change

Common equity	$210,979	$181,405	$29,574	16%
Net unrealized gain on securities	8,799	1,250	7,549	604%

Total stockholders’ equity	$219,778	$182,655	$37,123	20%

Stockholders’ equity to total assets	9.46%	8.77%
Tangible equity to total assets	7.89%	6.91%
Book value per common share	$12.56	$10.70	$1.86	17%
Tangible book value per common share	$10.29	$8.26	$2.03	25%
Market price per share at end of quarter	$26.76	$23.19	$3.57	15%

Each of the equity ratios and book value per share amounts have increased substantially from the prior year, primarily the result of earnings retention, stock options exercised, and net unrealized gains on securities. Our equity to asset ratio is near historic highs for the Company which creates challenges for effective deployment of capital to maintain an appropriate return on equity.

Operating Results for Three Months Ended March 31, 2003 Compared to March 31, 2002

	Three months ended March 31,
Revenue summary
($ in thousands)	2003	2002	$ change	% change

Net interest income	$21,378	$20,367	$1,011	5%
Fees and other revenue:
Service charges and fees	4,646	4,150	496	12%
Gain on sale of loans	2,244	1,097	1,147	105%
Other income	577	602	(25)	-4%

Total non-interest income	7,467	5,849	1,618	28%

Total revenue	$28,845	$26,216	$2,629	10%

Tax equivalent net interest margin	4.26%	4.39%

Net Interest Income

Net interest income for the quarter increased $1.011 million, or 5 percent, over the same period in 2002. Total interest income is $1.470 million, or 4 percent lower that the same quarter in 2002, while total interest expense is $2.481 million or 19 percent lower. Lower interest rates were the main reason for the reduction in interest income and interest expense. The increase in non-interest bearing deposits also resulted in reduced interest expense. The net interest margin as a percentage of earning assets, on a tax equivalent basis, decreased from 4.4 percent for the 2002 quarter to 4.3 percent in 2003. We recorded increased amortization of premiums in 2003 on mortgage backed securities, resulting from prepayments due to the continuing low interest rates. The additional amortization expense accounted for most of the reduction in the net interest margin. We continue to invest in short term securities with low yields rather than extending maturities to obtain higher current yields with corresponding interest rate risk. This also results in lower current interest margins.

Non-interest Income

Fee income increased 12 percent over the same period last year, driven primarily by increased deposit account activity, increases in service fee income, and interchange fees on electronic check cards. The increase in gain on sale of loans reflects the low level of mortgage interest rates and resulting purchase and refinancing activity. Other income was lower in the current years’ quarter by $25 thousand.

	Three months ended March 31,
Non-interest expense summary
($ in thousands)	2003	2002	$ change	% change

Compensation and employee benefits	$7,979	$7,782	$197	3%
Occupancy and equipment expense	2,435	2,301	134	6%
Outsourced data processing	562	446	116	26%
Core deposit intangibles amortization	338	361	(23)	-6%
Other expenses	3,569	3,475	94	3%

Total non-interest expense	$14,883	$14,365	$518	4%

Non-interest Expense

Non-interest expense increased by $518 thousand, or 4 percent, from the same quarter of 2002. Compensation and benefit expense increased $197 thousand, or 3 percent from the first quarter of 2002. Occupancy and equipment expense increased $134 thousand, or 6 percent, and outsourced data processing expense increased by $116 thousand, or 26 percent. Other expenses increased $94 thousand, or 3 percent. The increased expenses were primarily the result of increases in the volume of transactions handled. The outsourced data processing expense is expected to decrease as Mountain West Bank is converting its core processing to the Company’s in-house data system in the second quarter of 2003. The efficiency ratio (non-interest expense/net interest income + non-interest income) was 52 percent for the 2003 quarter which is an improvement over the 55 percent for the 2002 quarter.

	March 31,	December 31,	March 31,

Credit quality information ($ in thousands)	2003	2002	2002

Allowance for loan losses	$21,627	$20,944	$19,498
Non-performing assets	10,026	11,582	12,766
Allowance as a percentage of non performing assets	215.71%	180.83%	152.73%
Non-performing assets as a percentage of total assets	0.43%	0.51%	0.61%
Allowance as a percentage of total loans	1.65%	1.58%	1.50%
Net charge-offs as a percentage of loans	0.012%	0.261%	0.035%

Allowance for Loan Loss and Non-Performing Assets

Non-performing assets as a percentage of total assets at March 31, 2003 were ..43 percent, a decrease from .61 percent at March 31, 2002 and from the December 31, 2002 .51 percent. This compares to the Peer Group average of .62 percent at December 31, 2002, the most recent information available. The reserve for loan losses was 216 percent of non-performing assets at March 31, 2003, up from 153 percent a year ago. “Non-performing loans continue to trend lower but we feel more progress can be made,” Blodnick said. “One real bright spot during the quarter was the low level of net charge-offs at .01 percent of loans.”

With the continuing change in loan mix from residential real estate to commercial and consumer loans, which historically have greater credit risk, the Company has continued to increase the balance in the reserve for loan losses account. The reserve balance has increased $2.129 million, or 11 percent, to $21.627 million, which is 1.65 percent of total loans outstanding, up from 1.50 percent a year ago. The first quarter provision expense for loan losses was $841 thousand, a decrease of $459 thousand from the same quarter in 2002.

Cash Dividend

On March 14, 2003 the board of directors declared a $.18 cash dividend payable April 17, 2003 to shareholders of record on April 8, 2003. This dividend is $.02 higher than the dividend declared in the first quarter of 2002.

Agreement to acquire Pend Oreille Bank

On April 24, 2003 an agreement to acquire Pend Oreille Bank, which operates from two locations in Sandpoint, Idaho and one location in Newport, Washington, was signed. The bank is approximately $65 million in total assets with deposits of $57 million. These locations will become additional branches of Mountain West Bank, the Company’s Idaho based subsidiary. The transaction is all cash in the amount of $10.4 million. It is expected that the acquisition will be immediately accretive to earnings.

New location in Boise

Mountain West Bank opened an additional location in the growing Boise market bringing the total locations in the Boise, Nampa area to five.

Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank, Western Security Bank, all located in Montana, and Mountain West Bank located in Idaho with two branches in Utah.

Glacier Bancorp, Inc.
Consolidated Statements of Financial Condition

	March 31,	December 31,	March 31,
(Unaudited - dollars in thousands, except per share data)	2003	2002	2002

Assets:
Cash on hand and in banks	$71,092	74,624	62,677
Interest bearing cash deposits	15,536	4,753	14,565

Cash and cash equivalents	86,628	79,377	77,242

Investments:
Investment securities, available-for-sale	258,545	260,606	187,031
Mortgage backed securities, available-for-sale	525,352	479,355	378,841
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	43,975	42,864	38,038

Total investments	827,872	782,825	603,910

Net loans receivable:
Real estate loans	323,311	361,522	387,659
Commercial Loans	704,751	673,256	625,287
Consumer and other loans	284,804	286,819	290,317
Allowance for loan losses	(21,627)	(20,944)	(19,498)

Total loans, net	1,291,239	1,300,653	1,283,765

Premises and equipment, net	48,436	47,215	48,898
Real estate and other assets owned, net	1,077	1,542	921
Accrued interest receivable	12,403	13,421	12,489
Core deposit intangible, net	6,484	6,822	7,900
Goodwill, net	33,189	33,189	33,736
Other assets	15,178	16,300	14,943

	$2,322,506	2,281,344	2,083,804

Liabilities and stockholders’ equity:
Non-interest bearing deposits	$307,659	295,016	238,243
Interest bearing deposits	1,168,443	1,164,907	1,188,634
Advances from Federal Home Loan Bank of Seattle	500,425	483,660	373,985
Securities sold under agreements to repurchase	59,518	46,206	31,823
Other borrowed funds	2,357	15,087	8,146
Accrued interest payable	5,425	6,090	7,313
Current income taxes	3,818	815	3,752
Deferred tax liability	7,839	8,629	1,449
Trust preferred securities	35,000	35,000	35,000
Other liabilities	12,244	13,685	12,804

Total liabilities	2,102,728	2,069,095	1,901,149

Preferred shares, 1,000,000 shares authorized. None outstanding	—	—	—
Common stock, $.01 par value per share. 50,000,000 shares authorized	175	173	171
Paid-in capital	176,560	173,408	169,386
Retained earnings - substantially restricted	34,244	28,557	11,848
Accumulated other comprehensive income	8,799	10,111	1,250

Total stockholders’ equity	219,778	212,249	182,655

	$2,322,506	2,281,344	2,083,804

Number of shares outstanding	17,495,616	17,285,818	17,074,413
Book value per share	$12.56	12.28	10.70
Tangible book value per share	$10.29	9.96	8.26

Glacier Bancorp, Inc.
Consolidated Statements of Operations

	Three months ended March 31,

(unaudited - dollars in thousands, except per share data)	2003	2002

Interest income:
Real estate loans	$6,252	7,838
Commercial loans	11,617	11,432
Consumer and other loans	5,102	5,813
Investment securities and other	8,637	7,995

Total interest income	31,608	33,078

Interest expense:
Deposits	4,947	7,442
Federal Home Loan Bank of Seattle Advances	4,212	4,185
Securities sold under agreements to repurchase	158	156
Trust preferred securities	904	904
Other borrowed funds	9	24

Total interest expense	10,230	12,711

Net interest income	21,378	20,367
Provision for loan losses	841	1,300

Net interest income after provision for loan losses	20,537	19,067

Non-interest income:
Service charges and other fees	3,589	3,163
Miscellaneous loan fees and charges	1,057	987
Gains on sale of loans	2,244	1,097
Gains on sale of investments, net	17	—
Other income	560	602

Total non-interest income	7,467	5,849

Non-interest expense:
Compensation, employee benefits and related expenses	7,979	7,782
Occupancy and equipment expense	2,435	2,301
Outsourced data processing expense	562	446
Core deposit intangibles amortization	338	361
Other expenses	3,569	3,475

Total non-interest expense	14,883	14,365

Earnings before income taxes	13,121	10,551
Federal and state income tax expense	4,273	3,654

Net earnings	$8,848	6,897

Basic earnings per share	$0.51	0.41
Diluted earnings per share	$0.50	0.40
Dividends declared per share	$0.18	0.16
Return on average assets (annualized)	1.58%	1.33%
Return on average equity (annualized)	16.41%	15.09%
Return on tangible average equity (annualized)	20.08%	19.63%
Average outstanding shares - basic	17,413,423	17,014,148
Average outstanding shares - diluted	17,652,805	17,298,634